Exhibit 10.1

FORM OF SUPPORT AGREEMENT

THIS AGREEMENT made as of the ___ day of ___________, 2015 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between Premier Exhibitions, Inc., a company existing under the laws of the State of Florida (the “Parent”) and 1032403 B.C. Ltd. a corporation existing under the laws of British Columbia (the “Corporation”).

WHEREAS pursuant to a merger agreement (the “Merger Agreement”) made as of April 2, 2015 among Parent, the Corporation, Dinoking Tech Inc. (“DK”), Daoping Bao (“Bao”) and/or Nancy Brenner (“Brenner”), the Corporation is to issue Exchangeable Shares to Bao and Brenner to the extent that, pursuant to the Merger Agreement, either or both of them elect to receive Exchangeable Shares;

AND WHEREAS the Articles of the Corporation set forth the special rights and restrictions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares;

AND WHEREAS, the Parent and the Corporation desire to make appropriate provision and to establish a procedure whereby Parent shall take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and, in certain situations, to deliver or cause to be delivered common shares of the Parent (the “Parent Shares”) in satisfaction of the obligations of the Corporation under the Exchangeable Share Provisions;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

Article 1 - DEFINITIONS AND INTERPRETATION

1.1	Definitions. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Exchangeable Share Provisions or the Merger Agreement unless the context requires otherwise.

1.2	Headings. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3	Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4	Date for Any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

Article 2 - COVENANTS OF PARENT

2.1	Covenants of Parent Regarding Exchangeable Shares not owned by Parent or its Subsidiaries. So long as any Exchangeable Shares, other than those that are held by Parent or its Subsidiaries, are outstanding Parent shall:

(a)	take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable Law, to perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered Parent Shares to the holders of Exchangeable Shares, as required by the provisions of Article 28.4 of the Exchangeable Share Provisions;

(b)	take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable Law, to perform its obligations with respect to the satisfaction of the Retraction Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered Parent Shares to the holders of Exchangeable Shares, as required by the provisions of Article 28.5 of the Exchangeable Share Provisions;

(c)	take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable Law, to perform its obligations with respect to the satisfaction of the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered Parent Shares to the holders of Exchangeable Shares, as required by the provisions of Article 28.6 of the Exchangeable Share Provisions;

(d)	not exercise its vote as a shareholder of the Corporation, nor allow any direct or indirect Subsidiary of the Parent to exercise its own vote as a shareholder of the Corporation, to initiate the voluntary liquidation, dissolution or winding-up of the Corporation nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the Corporation;

(e)	not declare or pay any dividend on Parent Shares unless the Corporation will and can declare an equivalent dividend on the Exchangeable Shares; and

(f)	advise the Corporation sufficiently in advance of the declaration by Parent of a dividend or of Parent’s intent to declare any dividend on the Parent Shares and take all such other actions as are reasonably necessary, in co-operation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Parent Shares.

2.2	Provision of Funds. Parent shall, so long as any Exchangeable Shares, other than those that are held by Parent or its Subsidiaries, are outstanding: (a) provide the Corporation with sufficient funds, assets or other property as is necessary to enable the Corporation to pay or otherwise satisfy its obligations under the Exchangeable Share Provisions; and (b) cause the Corporation to deposit such funds in a separate account of the Corporation, and segregate such assets and property, and use such funds, assets and property solely to satisfy the Corporation’s obligations under the Exchangeable Share Provisions for the benefit of holders from time to time of the Exchangeable Shares.

2.3	Reservation of Parent Shares. Parent hereby represents, warrants and covenants that it has reserved for issuance and shall at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Shares (or other securities into which the Parent Shares may be reclassified or changed as contemplated by the Exchangeable Share Provisions) (a) as is equal to the number of Exchangeable Shares issued and outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit Parent to meet its obligations under the Exchangeable Share Provisions and under any other security or commitment pursuant to which Parent may now or hereafter be required to issue Parent Shares.

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2.4	Notification of Certain Events. In order to assist Parent to comply with its obligations under this Agreement and the Exchangeable Share Provisions, the Corporation shall give Parent notice immediately upon the occurrence of each of the following events at the time set forth below:

(a)	upon the earlier of (i) receipt by the Corporation of notice of, and (ii) the Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(b)	upon the Corporation determining that it will exercise its rights of redemption pursuant to 28.6 of the Share Provisions; or

(c)	upon receipt by the Corporation of a Retraction Request delivered by a holder of Exchangeable Shares.

2.5	Delivery of Parent Shares. In furtherance of its obligations hereunder, upon notice of any event which requires the Corporation to cause to be delivered Parent Shares to any holder of Exchangeable Shares, Parent shall forthwith issue and deliver the requisite number of Parent Shares to the Transfer Agent for delivery to or to the order of the former holder of the surrendered Exchangeable Shares, as the Corporation shall direct. All such Parent Shares shall, when issued and delivered against the surrender of the applicable surrender documents, be duly issued, fully paid and non-assessable, and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

2.6	Tender Offers, Etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction (which for this purpose is deemed to include the sale of Parent’s business) with respect to Parent Shares (an “Offer”) is proposed by Parent or is proposed to Parent or its shareholders and is recommended by the Board of Directors of Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Parent, while any Exchangeable Shares, other than those that are held by Parent or its Subsidiaries, are outstanding, Parent shall use all commercially reasonable efforts in good faith to take all such actions and do all such things as are necessary and reasonably within its power to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Parent Shares, without discrimination. Parent may discharge this obligation by using its best efforts to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Corporation, or ensuring that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer.

2.7	Ownership of Outstanding Shares. Without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Article 28.8(2) of the Exchangeable Share Provisions, while any Exchangeable Shares, other than those that are held by Parent or its Subsidiaries, are outstanding, Parent, or any successor of Parent by way of merger, consolidation or purchase of all or substantially all of the assets of Parent, shall be and shall remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of Corporation and all outstanding securities of the Corporation carrying or otherwise entitled to voting rights in any circumstances, in each case other than the Exchangeable Shares.

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2.8	Due Performance. Parent shall duly and timely perform all of its obligations provided for in the Exchangeable Share Provisions, including any obligations that may arise upon the exercise of Parent’s rights under the Exchangeable Share Provisions.

2.9	Notice of Certain Events. If Parent shall cause the reclassification or other change of the Parent Shares or the consummation of an amalgamation, merger, reorganization or other transaction affecting the Parent Shares, while any Exchangeable Shares, other than those that are held by Parent or its Subsidiaries, are outstanding, then Parent will ensure that the record date for any such event or, if no record date is applicable for the event, the effective date for that event, is not less than five (5) Business Days after the date on which that event is declared or announced by Parent (with contemporaneous notification by Parent to the Corporation).

2.10	Parent and Subsidiaries Not to Vote Exchangeable Shares. Parent covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Subsidiaries for the purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each meeting. While any Exchangeable Shares, other than those that are held by Parent or its Subsidiaries, are outstanding, Parent further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (British Columbia) (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	So long as any Exchangeable Shares not owned by Parent or its Subsidiaries are outstanding:

(a)	Parent will not without prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions:

(i)	issue or distribute Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to the holders of all or substantially all of the then outstanding Parent Shares by way of stock dividend or other distribution, other than an issue of Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to holders of Parent Shares who exercise an option to receive dividends in Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) in lieu of receiving cash dividends; or

(ii)	issue or distribute rights, options or warrants or other property to the holders of all or substantially all of the then outstanding Parent Shares entitling them to subscribe for or to purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares);

unless the economic equivalent on a per share basis of such rights, options, securities, shares, or other property is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement (including, for greater certainty, any transactions involving the assumption and amendment of the Pentwater Loan); and

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(b)	Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Article 28.8(2) of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Parent Shares into a greater number of Parent Shares;

(ii)	reduce, combine, consolidate or change the then outstanding Parent Shares into a lesser number of Parent Shares; or

(iii)	reclassify or otherwise change Parent Shares or effect an amalgamation, merger, reorganization or other transaction affecting Parent Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

And in all such events described in this Section 2.11, Parent and the Corporation shall, in rendering a fully informed decision, take into account the general taxation consequences of the relevant event to holders of Exchangeable Shares in particular to the extent that such consequences may differ from the taxation consequences to holders of Parent Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares) and shall take steps to ensure that, if commercially reasonable, whatever action is undertaken to protect the rights of the holders of Exchangeable Shares does not have a material adverse Canadian tax consequence to such holders.

Article 3 - GENERAL

3.1	Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than Parent and its Subsidiaries.

3.2	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.3	Amendments, Modifications, Etc. This Agreement may not be amended or modified except by an agreement in writing executed by the Corporation and Parent and approved by the holders of the Exchangeable Shares in accordance with Article 28.8(2) of the Exchangeable Share Provisions.

3.4	Permitted Amendments. Notwithstanding the provisions of Section 3.3, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any of the parties for the protection of the holders of the Exchangeable Shares; or

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(b)	making such changes or corrections which, on the advice of counsel to the Corporation or Parent, such advice being reviewed and agreed to by counsel to the holders of Exchangeable Shares, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake of manifest error, provided that such counsel and the Boards of Directors of each of the Corporation and Parent shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of Exchangeable Shares.

3.5	Meeting to Consider Amendments. The Corporation, at the request of Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 3.3 hereof. Any such meeting or meetings shall be called and held in accordance with the articles of the Corporation, the Exchangeable Share Provisions and all applicable laws.

3.6	Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by the parties hereto.

3.7	Successor and Assigns. This Agreement shall be for the benefit of and be binding upon the parties hereto and their respective successors and assigns.

3.8	Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by email to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

if to Parent or the Corporation at:

Premier Exhibitions, Inc.

Suite 900, 3340 Peachtree Road N.E.

Atlanta, Georgia 30326

USA

Attention:	Chief Executive Officer
Facsimile:	(404) 842 2626
Email:	ssw2660@comcast.net

with a copy to:

Thompson Hine LLP (Cleveland)

3900 Key Center

127 Public Square

Cleveland, Ohio 44114-1291

USA

Attention:	Derek Bork
Facsimile:	(216) 566 5800
Email:	Derek.Bork@ThompsonHine.com

and with a copy to:

Gowling Lafleur Henderson LLP

550 Burrard Street

Suite 2300

6

Bentall 5

Vancouver, British Columbia V6C 2B5

Canada

Attention:	Cyndi Laval
Facsimile:	(604) 443 5629
Email:	cyndi.laval@gowlings.com

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by email shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.9	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Parent agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of British Columbia as Parent’s attorney for service of process.

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3.10	Counterparts. This Agreement may be executed in one or more electronic counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Premier Exhibitions, Inc.

By:
Name:
Title:

1032403 B.C. Ltd.

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPORT AGREEMENT DATED ___________]

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